EXHIBIT 10.1

COMPREHENSIVE EQUITY COMPENSATION PLAN
FOR DIRECTORS AND EMPLOYEES

STOCK OPTION AWARD AGREEMENT FOR A DIRECTOR

LSB BANCSHARES, INC.

Participant:

Number of shares subject to this Non-Qualified Stock Option:

Date of this Award:

Purchase price per Share:                                       (must be at least equal to the closing selling price per Share on the date of this Award, as quoted on the Nasdaq National Market)

Expiration date of this Option:

This Non-Qualified Stock Option is being awarded to the Participant in connection with his or her service as a member of the Board of Directors of the Company or an Affiliate.

     THIS AWARD AGREEMENT is between LSB Bancshares, Inc., a North Carolina corporation (the “Company”), and the above-named Participant (“Participant”), and is made pursuant and subject to the provisions of the LSB Bancshares, Inc. Comprehensive Equity Compensation Plan for Directors and Employees (the “Plan”), a copy of which has been furnished to Participant. All capitalized terms used but not defined herein have the same meaning given them in the Plan.

1.	Grant of Option. Subject to the provisions of the Plan and this Award Agreement, the Company’s Stock Option and Compensation Committee (the “Committee”) hereby grants to the Participant the right and Option to purchase from the Company all or any part of the number of Shares specified above (the “Award Shares”) at the Exercise Price per Share specified above (the “Exercise Price”). This Option is a Non-Qualified Stock Option. This Option is exercisable as hereinafter provided. Except as explicitly modified hereby, this Option is subject to all of the terms and conditions of the Plan.

2.	Terms and Conditions. This Option is subject to the following terms and conditions:

a.	Expiration Date. This Option shall expire on the expiration date specified above (the “Expiration Date”). This Option may not in any event be exercised on or after the tenth anniversary of the date of this Award specified above (the “Date of Grant”).

b.	Exercise of Option. This Option shall be exercisable with respect to all of the Award Shares beginning on the date that is six months after the Date of Grant. To the extent this Option has become exercisable in accordance with the preceding sentence:

i.	The Option shall continue to be exercisable until the earlier of:

1)	The termination of Participant’s rights hereunder pursuant to paragraph 3, or

2)	The Expiration Date; and

ii.	The Participant may exercise the Option at any time and from time to time with respect to all or any portion of the Award Shares, and a partial exercise of this Option shall not affect the Participant’s right to exercise this Option with respect to the remaining Award Shares subject to the conditions of the Plan and this Award Agreement.

c.	Method of Exercising Option. In order to exercise this Option in whole or in part, the Participant shall deliver to the attention of the Company’s Secretary at the address specified in paragraph 5:

i.	Notice of exercise in such form as shall be acceptable to the Secretary. The notice must specify the number of Shares with respect to which the Option is being exercised; and

ii.	Payment in full of the Exercise Price for such Shares in the form or forms permitted under paragraph (d) below and in an amount equal to the number of such Shares times the Exercise Price.

The date the Company receives the full Exercise Price for such Shares shall be deemed to be the “Exercise Date” for purposes of this Award Agreement.* If the person exercising the Option is not the Participant, in addition to the above items the Company may require appropriate documentation evidencing such person’s right to exercise this Option.

d.	Payment for Shares. Upon the exercise of this Option, the Participant shall pay the Company the Exercise Price for the Shares being purchased in one or more of the following forms:

* Subject to changes in applicable Federal tax laws and regulations, in the case of an exercise of the Option by the Participant the Company will treat the excess of the Fair Market Value of the Shares purchased over the Exercise Price for such Shares as the amount reportable to the Internal Revenue Service as taxable income to the Participant.

i.	In cash or check payable to the Company’s order;

ii.	By the surrender of Shares with an aggregate Fair Market Value on the Exercise Date which, together with any cash or cash equivalent paid, is equal to the Exercise Price for the Shares being purchased;

iii.	By directing the Company to reduce the number of Shares issued upon such exercise of the Option to the extent necessary to cover the Exercise Price for the Shares being purchased, based on the Shares’ Fair Market Value on the Exercise Date; or

iv.	Through a special sale and remittance procedure pursuant to which Participant shall provide irrevocable written instructions:

1)	To a Participant-designated securities brokerage firm to effect the immediate sale of the Shares purchased under the Option and remit to the Company the Exercise Price for such Shares (plus all applicable Federal, state and local income taxes required to be withheld by the Company by reason of such exercise to the extent the Participant has not made other arrangements with the Company for such taxes); and

2)	To the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale.

For purposes of clauses (ii) and (iii) of this paragraph, Fair Market Value shall mean the closing selling price per Share reported on the Nasdaq National Market on the trading day immediately preceding the Exercise Date.

e.	Nontransferability. This Option may not be transferred except by will or by the laws of descent and distribution. During Participant’s lifetime, this Option may be exercised only by Participant.

3.	Exercise Following Death or Termination of Employment. The provisions of Section 6(g) of the Plan shall apply to this Award Agreement without modification.

4.	Withholding. To the extent federal, state and/or local income and employment tax withholding requirements should apply upon the exercise of this Option, Participant hereby agrees to make appropriate arrangements with the Company for the satisfaction of such withholding requirements.

5.	Notices. Any notice or other communication given pursuant to this Agreement shall be in writing and shall be personally delivered, sent by overnight delivery service, or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to the Company:	LSB Bancshares, Inc.
One LSB Plaza
Lexington, North Carolina 27293-0867
Attention: Secretary

If to Participant:	Participant’s address of record with the Company.
(Participant agrees to notify the Company of any change of address)

Notwithstanding the foregoing, the Company in its discretion may allow the Participant to provide any notice or other communication pursuant to this Agreement in another form, including but not limited to oral or electronic form.

6.	Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle Participant to a fractional share such fractional share shall be disregarded.

7.	No Shareholder Rights. The holder of this Option shall not have any shareholder rights with respect to any of the Award Shares until such person shall have properly exercised this Option, paid the Exercise Price for such Award Shares and become a holder of record of such Award Shares, and then only with respect to such Award Shares so purchased by such holder.

8.	No Entitlement or Claims for Compensation. The grant of Awards under the Plan is made at the discretion of the Committee, and the Plan may be suspended or terminated by the Company at any time. The grant of an Award in one year or at one time does not in any way entitle Participant to an Award grant in the future. The Plan is wholly discretionary in nature and is not to be considered part of the Participant’s normal or expected compensation subject to severance, resignation, redundancy or similar compensation. Participant shall have no rights to compensation or damages as a result of Participant’s cessation of Service for any reason whatsoever, whether or not in breach of contract, insofar as those rights arise or may arise from Participant’s ceasing to have rights under or be entitled to exercise this Option as a result of such cessation or from the loss or diminution in value of such rights. If Participant did acquire any such rights, Participant is deemed to have waived them irrevocably by accepting the Option.

9.	Change in Capital Structure. The terms of this Option are subject to adjustment by the Committee as provided in the Plan, including but not limited to Section 5(e) thereof.

10.	Governing Law. This Agreement shall be governed by the laws of the State of North Carolina.

11.	Compliance with Laws. The exercise of this Option and the issuance of Shares upon such exercise shall be subject to compliance by the Company and Participant with all applicable requirements of law relating thereto and with all applicable regulations of the Nasdaq National Market (or any stock exchange on which the Shares may be listed and trading at the time of such exercise and issuance). The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Shares pursuant to this Option shall relieve the Company of any liability with respect to the non-issuance or sale of the Shares as to which such approval shall not have been obtained. The Company, however, shall use its best efforts to obtain all such approvals.

12.	Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the date hereof and the provisions of this Award Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

13.	Participant Bound by Plan. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

14.	Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and Participant has affixed his signature hereto.

LSB BANCSHARES, INC.

By:

Robert F. Lowe, President

Date:

PARTICIPANT

Date:

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